UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2010

Synergx Systems Inc.
(Exact name of registrant as specified in its charter)

Delaware	11-2941299
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

209 Lafayette Drive, Syosset, New York	11791
(Address of principal executive offices)	(Zip code)

Company's telephone number: (516) 433-4700

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Other Items.

On January 22, 2010, Synergx Systems Inc. (the “Company”), Firecom, Inc. (“Firecom”) and FCI Merger Corp., a Delaware corporation and newly-formed wholly-owned subsidiary of Firecom (the “Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).  On January 14, 2010, the Company reported that its Special Committee of the Board of Directors of the Company (the “Special Committee”) had commenced discussions with Firecom regarding a proposed merger transaction.

The Merger Agreement provides for Firecom to acquire the Company through a merger of Merger Sub with and into the Company (the “Merger”), with the Company to be the surviving corporation.  Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of the Company, other than any shares owned by Firecom or Merger Sub, by the Company as treasury stock, or by any stockholders who are entitled to, and who properly exercise, appraisal rights under Delaware law, will be cancelled and will be converted automatically into the right to receive $0.60 in cash, without interest.

The Merger Agreement was entered into after negotiations between Firecom and the Special Committee, completion of the due diligence review and analysis, receipt by the Special Committee of an opinion from its financial advisor to the effect that the merger consideration payable to the public stockholders of the Company was fair, from a financial point of view, recommendation of the Special Committee, and approval by the Company’s Board of Directors (with representatives of Firecom having recused themselves from the Board meeting).  On January 22, 2010, Ladenburg Thalmann & Co. Inc, delivered an opinion to the Special Committee that, as of the date of the opinion and subject to the limitations contained therein, the consideration to be received by the Company’s stockholders pursuant to the Merger is fair to such stockholders from a financial point of view.

The Merger Agreement contains customary representations and warranties of the Company, Firecom and Merger Sub. The Merger Agreement also contains customary covenants and agreements, including covenants relating to the conduct of the Company’s business between the date of the signing of the Merger Agreement and the closing of the Merger.  The completion of the Merger is subject to various conditions set forth in the Merger Agreement, including fulfillment of the customary closing conditions, adoption of the Merger Agreement and the Merger by vote of holders of a majority of the outstanding shares of Common Stock at a special meeting to be called after the Company files with and obtains clearance from the SEC staff of the requisite proxy material and completion of the Merger by April 30, 2010.  The Company’s stockholders will have statutory appraisal rights in accordance with the Delaware General Corporation Law.  One closing condition, among others, is that holders of not more than an aggregate of 10% of the Company’s outstanding shares of Common Stock have sought such appraisal rights.  The transaction is not subject to a financing condition.  Upon the Merger, the Company will become a wholly-owned subsidiary of Firecom.  As of the Effective Date, the directors of the Company will resign and be replaced by designees of Firecom.

In addition, during the period from the date of the Merger Agreement though February 8, 2010 (the “Solicitation Period”), the Company, and its officers, directors, employees and representatives, may solicit third parties to make a Superior Proposal (as defined in the Merger Agreement) to acquire the Company.  Any third party solicited during the Solicitation Period or who contacted the Company during such Period, and who the Special Committee believes in good faith to have the financial capability to effect a Takeover Proposal, and who executes an Acceptable Confidentiality Agreement by February 16, 2010 would be a “Permitted Party.”  After the termination of the Solicitation Period and until the earlier of the effectiveness of the Merger or the termination of the Merger Agreement, the Company may negotiate and consider a Superior Proposal from a Permitted Party or from a person who contacted the Company on an unsolicited basis after the termination of the Solicitation Period (an “Unsolicited Party”).  In the event the Merger Agreement is terminated by reason of the Company’s consideration of a Superior Proposal, the Company would not have to pay any termination fee to Firecom with respect to a Superior Proposal submitted by a Permitted Party, but would have to pay a fee in the amount of $200,000 with respect to a Superior Proposal submitted by an Unsolicited Party.  In either event, upon termination of the Merger Agreement, the Company would have to reimburse Firecom’s expenses, not to exceed $100,000.

After the Merger, the Company will be a privately-held corporation.  There will be no public market for the Company’s Common Stock, no price quotations with respect to sales prices of the Company’s Common Stock in the public market, the registration of the Company’s Common Stock under the federal securities laws will be terminated, and neither the Company nor its executive officers, directors and 5% stockholders will be required to file periodic reports with the SEC.

  The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Firecom or Merger Sub.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

2.1	Agreement and Plan of Merger, dated as of January 22, 2010, by and among the Company, Firecom and Merger Sub

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYNERGX SYSTEMS INC. (Registrant)

	By:	/s/ JOHN A. POSERINA
John A. Poserina, Chief Financial Officer, Treasurer, Secretary, Vice President and Director (Principal Accounting and Financial Officer)

Dated: January 25, 2010

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of January 22, 2010, by and among the Company, Firecom and Merger Sub